EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Puradyn Filter Technologies Incorporated (the “Company”) of our report dated March 30, 2017 with respect to the balance sheets of the Company as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ deficit and cash flows for the two years then ended included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and to the reference to our firm under the heading “Experts” in the prospectus.

Liggett & Webb, P.A.

LIGGETT & WEBB, P.A.

Certified Public Accountants

Boynton Beach, Florida

March 30, 2017